UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2011

Macquarie CNL Global Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-158478	26-4386951
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 650-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K, on April 21, 2011 we entered into a purchase and sale agreement, with an effective date of April 25, 2011, for the acquisition of two Class A office buildings located in the Fort Worth, Texas metropolitan area. The properties are located along Interstate 35W and are within Fort Worth’s master planned AllianceTexas development, a 17,000 acre, mixed-used development community.

The seller of the first building, known as Heritage Commons III, is Heritage Commons III, LTD., a Texas limited partnership. The seller is not affiliated with us. The building, constructed in 2006, is situated on an approximately nine acre site and consists of two stories of approximately 119,000 rentable square feet. The building has approximately four parking spaces per 1,000 rentable square feet for surface parking. Heritage Commons III is 100% leased to one tenant that is a global government services provider. There are approximately 7-1/2 years remaining under the lease, which may be renewed at the option of the tenant for two additional terms of five years each.

The seller of the second building, known as Heritage Commons IV, is Heritage Commons IV, LTD., a Texas limited partnership. The seller is not affiliated with us. The building, constructed in 2008, is situated on an approximately 10 acre site and consists of three stories of approximately 164,000 rentable square feet. The building has approximately five parking spaces per 1,000 rentable square feet for surface parking. Heritage Commons IV is 100% leased to one tenant that is a full-service automotive finance company. There are approximately seven years remaining under this lease and the tenant has two renewal options of five years each.

The purchase price for Heritage Commons III is approximately $18.8 million, and the purchase price for Heritage Commons IV is $31 million, exclusive of closing costs. Upon entering into the purchase and sale agreement, we funded an initial escrowed earnest money deposit of $250,000, and funded a nonrefundable earnest money deposit of $500,000 upon expiration of the due diligence period on June 6, 2011. All deposits will be applied toward the purchase price of the second building. Assuming outstanding contingencies are satisfied and financing is obtained, we anticipate closing on the acquisition of Heritage Commons III in the second quarter of 2011 and the acquisition of Heritage Commons IV in the third quarter of 2011. We have the option to extend the closing of Heritage Commons IV to November 29, 2011 upon payment of an additional nonrefundable deposit of $500,000, for total nonrefundable earnest money deposits of $1,250,000. Assuming we close on the acquisition of the first building, if we do not subsequently acquire the second building for any reason other than the seller’s default, we will forfeit all earnest money deposited.

We anticipate that approximately $12.4 million of the purchase price for Heritage Commons III will be paid from the proceeds of a loan we are currently negotiating with JPMorgan Chase Bank, N.A., and the remaining portion and closing costs will be paid using proceeds from our current offering. We currently anticipate that approximately $11 million of the purchase price and closing costs for Heritage Commons IV will be paid using the proceeds from our current offering. We are negotiating with various lenders to obtain financing for the remaining portion of the purchase price. In connection with the acquisition of Heritage Commons III and Heritage Commons IV, we expect to pay our advisor, Macquarie CNL Global Income Advisors, LLC, estimated investment services fees of approximately $347,800 and $573,500, respectively.

As a result of the expiration of the due diligence period and the earnest money deposits becoming nonrefundable on June 6, 2011, and the approval of this transaction by our board of directors on June 1, 2011, we deem these properties probable of acquisition. However, each closing is subject to certain non-contractual contingencies such as the obtaining and/or finalization of acceptable financing and, with respect to the closing of Heritage Commons IV, our ability to raise sufficient offering proceeds by the closing date, and there can be no assurance that any or all contingencies will be satisfied and that either or both of the transactions will ultimately be completed on the terms set forth above or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 9, 2011	MACQUARIE CNL GLOBAL INCOME TRUST, INC.

	By:	/s/ Steven D. Shackelford
	Name:	Steven D. Shackelford
	Title:	Chief Financial Officer and Secretary